Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT INFORMATION: David Mutryn Director of Investor Relations 703.502.7731 david_mutryn@sra.com

SRA Announces Financial Results for

First Quarter of Fiscal Year 2011

•	Revenue of $424 million, diluted EPS from continuing operations of $0.32
•	Record contract awards of $1.1 billion
•	Operating cash flow of $35 million

FAIRFAX, Va., November 2, 2010 — SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations and commercial clients, today announced operating results for the first quarter of fiscal year (FY) 2011, which ended September 30, 2010.

Revenue for the quarter was $423.9 million, up 1.7% from $416.7 million in the September 2009 quarter, driven by the recent acquisitions of PQA and Sentech. Operating income for the quarter was $30.0 million, for an operating margin of 7.1%. Income from continuing operations was $18.5 million, for a net margin of 4.4%. Diluted earnings per share (DEPS) from continuing operations for the quarter were $0.32. Operating cash flow was $34.8 million and free cash flow was $31.2 million.

During the quarter the company entered into an agreement to sell the Airport Operations Solutions (AOS) business. The transaction is expected to close in the quarter ending December 31, 2010. The results of the AOS business have been included in discontinued operations in our financial statements.

SRA President and CEO Stan Sloane said, “We are pleased to have achieved quarterly contract awards of over $1 billion for the first time in company history. Our book-to-bill ratio over the past twelve months is now 1.5, and our pipeline of opportunities remains strong, with $2.0 billion pending adjudication.”

Executive Vice President and CFO Rick Nadeau added, “We had strong cash flows from operations in the quarter, driven by further improvement in days sales outstanding to 71 days.”

Contract Awards

SRA won new business in the first quarter with potential value of $1.1 billion, if all option years are exercised, for a book-to-bill ratio of 2.6. As of September 30, 2010, the company’s backlog of signed business orders was $5.0 billion, up 10% year-over-year, and the funded portion of backlog was $1.1 billion, up 29% year-over-year.

Major highlights of competitive contract awards in the quarter include:

•

Department of Defense. SRA was awarded a re-compete contract to support the receipt and scientific review of research grant applications for DoD’s Congressionally Directed Medical Research Programs. The contract has a potential total value of $100 million over five years, if all options are exercised.

•	Classified Contracts. SRA was awarded over $400 million in contract awards in support of classified customers.

SRA was also awarded several multiple-award, IDIQ contracts in the first quarter, which are not included in the company’s quarterly bookings figure, but are expected to drive growth over time. The largest was a prime position on the Management Consulting and Information Management Services domains for the Centers for Disease Control and Prevention’s Information Management Services, or CIMS, contract. This multiple-award IDIQ contract has a total value to all awardees of these two domains of $4 billion over 10 years, if all options are exercised.

Forward Guidance

The company is updating revenue and earnings guidance for Fiscal Year 2011 originally provided on August 11, 2010 to reflect the plan to divest the AOS business. The table below represents management’s current expectations about the company’s future financial performance, based on information available at this time. SRA entered an agreement to acquire Platinum Solutions, Inc. in October. The forward guidance does not include any effect for the Platinum acquisition, or any additional acquisitions or divestitures that SRA might make in the future. The guidance assumes that the FY 2011 diluted weighted-average shares outstanding are 58.0 million, excluding unvested restricted stock awards, and that the allocation of earnings to unvested restricted shares used in the calculation of diluted earnings per share is approximately 1.3% of net income.

Measure	Fiscal Year Ending June 30, 2011
Revenue	$1.77 billion to $1.82 billion
Diluted earnings per share from continuing operations	$1.37 to $1.45

Conference Call

SRA senior management will hold a conference call to discuss these operating results and forward guidance today at 5:00 PM Eastern. Interested parties may listen to the conference call by dialing 888-790-3103 (U.S./Canada) or 630-395-0282 (Other) with passcode 1256593. The conference call will be Webcast simultaneously through a link on the SRA Web site (www.sra.com/investors/). A replay of the conference call will be available approximately two hours after the conclusion of the call on Nov. 2 through Nov. 16 by dialing 800-262-5125 (U.S./Canada) or 402-220-9716 (Other) and entering passcode 1978.

About SRA International, Inc.

SRA and its subsidiaries are dedicated to solving complex problems of global significance for government organizations and commercial clients serving the national security, civil government and global health markets. Founded in 1978, the company and its subsidiaries have expertise in such areas as air surveillance and air traffic management; contract research organization (CRO) services; cyber security; disaster response planning; enterprise resource planning; environmental strategies; IT systems, infrastructure and managed services; learning technologies; logistics; public health preparedness; public safety; strategic management consulting; systems engineering; and wireless integration.

SRA and its subsidiaries employ more than 7,200 employees serving clients from its headquarters in Fairfax, Va., and offices around the world. For additional information on SRA, please visit www.sra.com.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in this press release represent our views as of November 2, 2010. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to November 2, 2010.

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Consolidated Statements of Operations (Unaudited)

(in thousands, except share amounts)

	Three Months Ended
	30-Sep-10	30-Sep-09
Revenue	$423,933	$416,739
Operating costs and expenses:
Cost of services	317,156	316,550
Selling, general and administrative	70,317	62,077
Depreciation and amortization	6,453	7,010

Total operating costs and expenses	393,926	385,637

Operating income	30,007	31,102
Interest expense	(163)	(483)
Interest income	363	408

Income before income taxes	30,207	31,027
Provision for income taxes	11,738	12,296
Income from continuing operations	18,469	18,731

Loss from discontinued operations, net of tax	(281)	(681)

Net Income	$18,188	$18,050

Basic earnings (loss) per share:
Continuing operations	0.32	$0.33
Discontinued operations	(0.01)	(0.01)

Basic earnings per share	$0.31	$0.32

Diluted earnings (loss) per share:
Continuing operations	0.32	$0.32
Discontinued operations	(0.01)	(0.01)

Diluted earnings per share	$0.31	$0.31

Reconciliation Between Reported Net Income and Net Income used in the Calculation of Earnings Per Share (Unaudited)

(in thousands)

In accordance with Accounting Standards Codification (ASC) section 260 Earnings Per Share, we are required to allocate a portion of our earnings to any outstanding unvested restricted share awards that qualify as participating securities as defined in that standard. The Company's unvested restricted stock awards are excluded from both the basic and diluted weighted average shares outstanding.

	Three Months Ended
	30-Sep-10	30-Sep-09
Income from continuing operations	$18,469	$18,731
Less: allocation of earnings to unvested restricted shares	239	213

Income from continuing operations for the computation of earnings per share	$18,230	$18,518

Basic weighted-average shares outstanding	56,982	56,567

Diluted weighted-average shares outstanding	57,586	57,102

Basic earnings per share from continuing operations	$0.32	$0.33

Diluted earnings per share from continuing operations	$0.32	$0.32

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	As of
	30-Sep-10	30-Jun-10
Current assets:
Cash and cash equivalents	$100,565	$98,113
Accounts receivable, net	352,324	354,140
Inventories, net	7,370	6,829
Prepaid expenses and other	18,588	25,712
Deferred income taxes	17,073	15,057
Current assets of discontinued operations	1,041	762

Total current assets	496,961	500,613
Property, plant and equipment, net	33,821	33,501
Goodwill	448,801	436,683
Identified intangibles, net	41,189	33,005
Deferred compensation trust	8,065	7,182
Other long-term assets	14,238	18,236
Long-term assets of discontinued operations	4,432	4,495

Total assets	$1,047,507	$1,033,715

Current liabilities:
Accounts payable and accrued expenses	$101,450	$101,323
Accrued payroll and employee benefits	113,814	123,334
Billings in excess of revenue recognized	15,855	16,487
Liabilities of discontinued operations	813	1,069

Total current liabilities	231,932	242,213
Deferred compensation liability	8,065	7,182
Deferred income taxes	10,221	7,280
Other long-term liabilities	5,159	5,477

Total liabilities	255,377	262,152

Stockholders’ equity	792,130	771,563

Total liabilities and stockholders’ equity	$1,047,507	$1,033,715

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended
	30-Sep-10	30-Sep-09
Cash flows from operating activities:
Net income	$18,188	$18,050
Loss from discontinued operations	281	681
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	4,305	4,353
Amortization of intangible assets	2,556	2,657
Stock-based compensation	2,528	2,466
Deferred income taxes	694	1,788
Loss (gain) realized from forward exchange contracts	3,065	(398)
Changes in assets and liabilities, net of the effect of acquisitions	3,168	(25,462)

Net cash provided by operating activities of continuing operations	34,785	4,135
Net cash (used in) provided by operating activities of discontinued operations	(752)	197

Net cash provided by operating activities	34,033	4,332

Cash flows from investing activities:
Capital expenditures	(3,576)	(5,190)
Acquisitions, net of cash acquired	(25,195)	—
Collections on note receivable	—	2,000
(Payments for) proceeds from forward exchange contracts	(3,065)	398

Net cash used in investing activities	(31,836)	(2,792)

Cash flows from financing activities:
Proceeds from the exercise of stock options	656	946
Proceeds from employee stock purchase plan	357	341
Excess tax benefits of stock option exercises	88	25
Borrowings under credit facility	—	35,000
Repayments under credit facility	—	(45,000)
Net borrowings under other short-term credit facilities	—	4,715
Purchase of treasury stock	(1,114)	(857)

Net cash used in financing activities	(13)	(4,830)

Effect of exchange rate changes on cash and cash equivalents	268	(915)

Net increase (decrease) in cash and cash equivalents	2,452	(4,205)
Cash and cash equivalents, beginning of period	98,113	74,683

Cash and cash equivalents, end of period	$100,565	$70,478

Non-GAAP Financial Measures

The financial measures shown below, organic revenue and free cash flow from continuing operations, are non-GAAP financial measures. These measures are not calculated through the application of GAAP and are not the required form of disclosure by the Securities and Exchange Commission. As such, they should not be considered as substitutes for the most directly comparable GAAP measures and should not be used in isolation, but in conjunction with these GAAP measures. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies. Reconciliations to the most directly comparable GAAP financial measures are included below.

Reconciliation Between Total Revenue and Organic Revenue (Unaudited)

(in thousands)

Organic revenue, as presented, is computed by comparing our actual reported revenue in the current period, including revenue attributable to acquired companies, with adjusted revenue from the prior year period. In arriving at prior year revenue, we include the revenue of acquired companies for the prior year periods comparable to the current-year periods for which the companies are included in our actual reported revenue. Revenue from discontinued operations is not included in reported revenue, and therefore, is not considered in our calculation of organic revenue. The resulting rate is intended to represent our organic, or non-acquisitive, growth or decline year-over-year. We believe that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of our business, including the post-acquisition activity of acquired companies.

	Three Months Ended
	30-Sep-10	30-Sep-09	% Change
Revenue from continuing operations, as reported	$423,933	$416,739	1.7%
Plus: Revenue of acquired companies for the comparable prior year period	—	7,927

Organic revenue	$423,933	$424,666	-0.2%

Reconciliation Between Net Cash Provided by Operating Activities and Free Cash Flow (Unaudited)

(in thousands)

We define free cash flow, as presented, as net cash provided by operating activities less capital expenditures. Cash flows from discontinued operations are excluded from the calculation of free cash flow as these cash flows will not continue in future periods. We believe that this non-GAAP financial measure is useful for investors in analyzing our ability to generate cash flow for purposes such as repaying debt, funding business acquisitions, and repurchasing our common stock.

	Three Months Ended
	30-Sep-10	30-Sep-09
Net cash provided by operating activities of continuing operations	$34,785	$4,135
Less: Capital expenditures	(3,576)	(5,190)

Free cash flow from continuing operations	$31,209	$(1,055)